Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information and notes thereto have been prepared by Zurn Elkay Water Solutions Corporation (formerly known as Zurn Water Solutions Corporation) ("Zurn" or the "Company") in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”, in order to give effect to the Merger and the 2021 RMT Transaction (each as defined below).
On February 12, 2022, Zurn entered into a definitive agreement to combine with Elkay Manufacturing Company (“Elkay”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among Zurn, Elkay, Zebra Merger Sub, Inc., a wholly owned subsidiary of Zurn (“Merger Sub”), and Elkay Interior Systems International, Inc., as representative of the stockholders of Elkay. The Merger Agreement provides that among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Elkay would merge with Merger Sub, with Elkay surviving as a wholly owned subsidiary of Zurn (the “Merger”). On July 1, 2022, the Company and Elkay closed the Merger. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Zurn issued 51,564,524 shares of common stock, $0.01 par value per share, of the Company ("Company common stock"), as calculated in the Merger Agreement, which represents approximately 29% of the 177,746,770 outstanding shares of the Company common stock immediately following the Merger closing. The total shares of Company common stock issued is preliminary and subject to change upon finalization of customary post-closing adjustments with respect to cash, indebtedness and working capital. In addition, the Company made net cash payments of $45.9 million for the repayment of Elkay's debt and transaction related costs outstanding that were in excess of Elkay's cash and cash equivalents balance at the time of closing.
On October 4, 2021, Zurn completed the spin-off and subsequent sale, through a Reverse Morris Trust transaction, of its Process & Motion Control ("PMC") business ("2021 RMT Transaction"). As a result of the 2021 RMT Transaction, the operating results of PMC were reported in discontinued operations in Zurn’s historical consolidated statement of operations for the six months ended June 30, 2022. A pro forma adjustment has been included to reflect Zurn's historical consolidated statement of operations as if the 2021 RMT Transaction occurred on January 1, 2021.
The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Zurn and the historical consolidated financial statements of Elkay as adjusted to give effect to the Merger and the 2021 RMT Transaction. The unaudited pro forma condensed combined balance sheet as of June 30, 2022 gives effect to the Merger as if it had occurred on June 30, 2022. As the effects of the 2021 RMT Transaction are already included in Zurn’s historical balance sheet as of June 30, 2022, no pro forma adjustment is required. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and the year ended December 31, 2021 gives effect to the Merger and the 2021 RMT Transaction as if it had occurred on January 1, 2021. Refer to Note 1 - Basis of Presentation for additional information.
The unaudited pro forma condensed combined financial information and related notes should be read in conjunction with the historical financial statements of Zurn and Elkay referenced below:
a.The consolidated financial statements and the accompanying notes included in Zurn’s Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on February 9, 2022; and
b.Zurn's unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2022 included in Zurn's Current Report on Form 10-Q which was filed with the SEC on July 26, 2022; and
c.Elkay’s audited carve-out consolidated financial statements and the accompanying notes which comprise the balance sheet as of January 1, 2022 and January 2, 2021, and the related consolidated statements of income, comprehensive income, changes in divisional equity and cash flows for each of the three years in the period ended January 1, 2022, included in Zurn's Registration Statement on Form S-4, as amended (Registration No. 333-264125), which was declared effective by the SEC on April 26, 2022, and which are filed as Exhibit 99.1 to this Current Report on Form 8-K/A; and
d.Elkay's unaudited interim carve-out consolidated financial statements and the accompanying notes as of and for the six months ended June 30, 2022, which are filed as Exhibit 99.2 to this Current Report on Form 8-K/A.
The consolidated carve-out financial statements are prepared on a “carve-out” basis in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The consolidated carve-out financial statements have been prepared from the books and records maintained by Elkay, which included Elkay Water Solutions and Elkay Interiors Systems business units. Prior to the Merger, the Elkay Interiors Systems business unit was spun-off as an independent entity from Elkay and accordingly the consolidated carve-out financial statements reflect the financial position and results of operations of the Elkay Water Solutions Business Unit. Certain balances and transactions that are accounted for by Elkay have been allocated to the consolidated carve-out financial statements for purposes of carve-out financial reporting and are reflected in the accompanying balance sheets and statements of operations. Accordingly, the accompanying consolidated carve-out financial statements may not necessarily be indicative of the results of operations that would have been obtained if the Elkay Water Solutions business unit had operated as an independent entity.

Exhibit 99.3
In addition, for purposes of preparing the financial statements on a “carve-out” basis, a portion of Elkay's total corporate expenses were allocated based on a percentage of gross revenue for the Elkay Water Solutions and Elkay Interiors Systems business units. These expense allocations included the cost of Elkay's corporate functions and resources, including executive management, finance, accounting, legal, human resources, and the related benefit costs associated with such functions. The consolidated carve-out financial statements include all investing and financing activities relatable to those sources and uses derived from the Elkay’s corporate level activities. Elkay management believes that the approach to these carve-out allocations is reasonable.
The unaudited pro forma adjustments, including the preliminary purchase price allocation as further described below, represent Zurn management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. However, Zurn management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Merger and the 2021 RMT Transaction, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. The 2021 RMT Transaction Adjustments and Merger Adjustments are intended to represent the necessary adjustments to account for the 2021 RMT Transaction Adjustments and Merger Adjustments. Autonomous Entity Adjustments are adjustments that are necessary to reflect the operations and financial position of the registrant as an autonomous entity when the registrant was previously part of another entity. There are no Autonomous Entity Adjustments included in the combined company unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results that would have occurred had the events been consummated as of the dates indicated, nor is it indicative of any future results.

Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in millions)

	June 30, 2022	June 30, 2022
	Zurn (Historical)	Elkay (Note 2)	Merger Adjustments (Note 4)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$110.4	$23.7	$(69.6)	A	$64.5
Receivables, net	188.9	95.2	—		284.1
Inventories	243.4	116.4	22.2	B	382.0
Income taxes receivable	20.1	1.3	6.0	C	27.4
Other current assets	25.6	7.6	—		33.2
Total current assets	588.4	244.2	(41.4)		791.2
Property, plant and equipment, net	61.6	58.4	88.2	D	208.2
Intangible assets, net	174.8	8.5	852.2	E	1,035.5
Goodwill	252.6	33.7	485.5	F	771.8
Insurance for asbestos claims	66.0	—	—		66.0
Other assets	32.9	75.2	—		108.1
Total assets	$1,176.3	$420.0	$1,384.5		$2,980.8
Liabilities and stockholders' equity
Current liabilities:
Current maturities of debt	$5.6	$48.8	$(48.8)	A	$5.6
Trade payables	126.1	24.3	—		150.4
Compensation and benefits	9.2	17.4	—		26.6
Current portion of pension and postretirement benefit obligations	1.3	17.3	—		18.6
Other current liabilities	99.0	60.0	33.4	G	192.4
Total current liabilities	241.2	167.8	(15.4)		393.6

Long-term debt	531.9	—	—		531.9
Pension and postretirement benefit obligations	55.9	0.6	—		56.5
Deferred income taxes	9.9	(14.9)	226.6	C	221.6
Operating lease liability	5.9	49.9	—		55.8
Reserve for asbestos claims	66.0	—	—		66.0
Other liabilities	36.1	3.2	—		39.3
Total liabilities	946.9	206.6	211.2		1,364.7

Stockholders' equity:
Common stock, $0.01 par value	1.3	—	0.5	H	1.8
Additional paid-in capital	1,438.3	33.2	1,383.3	H	2,854.8
Retained (deficit) earnings	(1,135.3)	197.4	(227.7)	H	(1,165.6)
Accumulated other comprehensive loss	(74.9)	(17.2)	17.2	H	(74.9)
Total stockholders' equity	229.4	213.4	1,173.3		1,616.1
Total liabilities and stockholders' equity	$1,176.3	$420.0	$1,384.5		$2,980.8

See accompanying notes to unaudited pro forma condensed combined financial information

Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in millions, except share and per share amounts)

	Six Months Ended
	June 30, 2022			June 30, 2022
	Zurn (Historical)	2021 RMT Transaction Adjustments	Pro Forma for 2021 RMT Transaction	Elkay (Note 2)	Merger Adjustments (Note 4)		Pro Forma Combined
Net sales	$523.8	$—	$523.8	$298.7	$—		$822.5
Cost of sales	308.1	—	308.1	196.6	3.9	J	508.6
Gross profit	215.7	—	215.7	102.1	(3.9)		313.9
Selling, general and administrative expenses	112.3	—	112.3	90.2	(8.7)	J, K	193.8
Restructuring and other similar charges	1.4	—	1.4	1.9	—		3.3
Amortization of intangible assets	4.6	—	4.6	1.3	24.6	L	30.5
Income from operations	97.4	—	97.4	8.7	(19.8)		86.3
Non-operating expense:
Interest expense, net	(10.0)	—	(10.0)	(1.0)	—		(11.0)
Other (expense) income, net	(0.3)	—	(0.3)	1.6	—		1.3
Income from continuing operations before income taxes	87.1	—	87.1	9.3	(19.8)		76.6
(Provision) benefit for income taxes	(21.3)	—	(21.3)	(4.7)	7.2	M	(18.8)
Net income (loss) from continuing operations	65.8	—	65.8	4.6	(12.6)		57.8
Income from discontinued operations, net of tax	0.8	(0.8)	—	—	—		—
Net income (loss)	$66.6	$(0.8)	$65.8	$4.6	$(12.6)		$57.8

Basic net income per share attributable to Zurn common stockholders:
Continuing operations	$0.52		$0.52				$0.32
Discontinued operations	$0.01		$—				$—
Net income	$0.53		$0.52				$0.32
Diluted net income per share attributable to Zurn common stockholders:
Continuing operations	$0.51		$0.51				$0.32
Discontinued operations	$0.01		$—				$—
Net income	$0.52		$0.51				$0.32
Weighted-average number of shares outstanding (in thousands):
Basic	126,350		126,350		51,565	N	177,915
Effect of dilutive equity awards	2,063		2,063		—		2,063
Diluted	128,413		128,413		51,565		179,978

See accompanying notes to unaudited pro forma condensed combined financial information

Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in millions, except share and per share amounts)

	Year Ended
	December 31, 2021			January 1, 2022
	Zurn (Historical)	2021 RMT Transaction Adjustments	Pro Forma for 2021 RMT Transaction	Elkay (Note 2)	Merger Adjustments (Note 4)		Pro Forma Combined
Net sales	$910.9	$—	$910.9	$566.8	$—		$1,477.7
Cost of sales	537.7	—	537.7	351.6	31.4	I, J	920.7
Gross profit	373.2	—	373.2	215.2	(31.4)		557.0
Selling, general and administrative expenses	239.0	—	239.0	163.8	76.6	J, K	479.4
Restructuring and other similar charges	3.7	—	3.7	—	—		3.7
Amortization of intangible assets	23.5	—	23.5	1.3	50.4	L	75.2
Income from operations	107.0	—	107.0	50.1	(158.4)		(1.3)
Non-operating expense:
Interest expense, net	(34.7)	—	(34.7)	(0.2)	—		(34.9)
Loss on the extinguishment of debt	(20.4)	—	(20.4)	—	—		(20.4)
Actuarial gain on pension	1.2	—	1.2	—	—		1.2
Other (expense) income, net	(0.7)	—	(0.7)	8.3	—		7.6
Income from continuing operations before income taxes	52.4	—	52.4	58.2	(158.4)		(47.8)
Provision for income taxes	(2.7)	—	(2.7)	(12.0)	30.8	M	16.1
Net income (loss) from continuing operations	49.7	—	49.7	46.2	(127.6)		(31.7)
Income from discontinued operations, net of tax	71.2	(71.2)	—	—	—		—
Net income (loss)	$120.9	$(71.2)	$49.7	$46.2	$(127.6)		$(31.7)

Basic net income (loss) per share attributable to Zurn common stockholders:
Continuing operations	$0.41		$0.41				$(0.18)
Discontinued operations	$0.59		$—				$—
Net income (loss)	$1.00		$0.41				$(0.18)
Diluted net income (loss) per share attributable to Zurn common stockholders:
Continuing operations	$0.40		$0.40				$(0.18)
Discontinued operations	$0.57		$—				$—
Net income (loss)	$0.97		$0.40				$(0.18)
Weighted-average number of shares outstanding (in thousands):
Basic	121,493		121,493		51,565	N	173,058
Effect of dilutive equity awards	3,621		3,621		(3,621)	N	—
Diluted	125,114		125,114		47,944		173,058

See accompanying notes to unaudited pro forma condensed combined financial information

Exhibit 99.3

Note 1 - Basis of Presentation
The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Zurn and the historical carve-out consolidated financial statements of Elkay. The unaudited pro forma condensed combined balance sheet as of June 30, 2022 gives effect to the Merger as if it had occurred on June 30, 2022. As the effects of the 2021 RMT Transaction are already included in Zurn’s historical balance sheet as of June 30, 2022, no pro forma adjustment is required. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 gives effect to the Merger and the 2021 RMT Transaction as if each had occurred on January 1, 2021. Elkay has historically operated on a 52/53-week fiscal year on the Saturday nearest to the last day of the year or the quarter, which was January 1, 2022 for the fiscal year 2021.
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to Merger Adjustments and the 2021 RMT Transaction Adjustments that reflect the accounting under U.S. GAAP. The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the Merger.
The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those set out in Zurn’s consolidated financial statements as of and for the six months ended June 30, 2022 and the year ended December 31, 2021. Management has substantially completed the review of Elkay’s accounting policies, and based on its analysis to date, has determined that no significant adjustments are necessary to conform Elkay’s financial statements to the accounting policies used by Zurn in the preparation of the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information and related notes were prepared using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”), with Zurn as the accounting acquirer of Elkay. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the estimated purchase consideration has been allocated to the assets acquired and liabilities assumed from Elkay based upon management’s preliminary estimate of their fair values as of June 30, 2022. Accordingly, the preliminary purchase price allocation and related adjustments reflected in the unaudited pro forma condensed combined financial information are subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.
The unaudited pro forma condensed combined financial information, including the preliminary purchase price allocation, is presented for illustrative purposes only and does not necessarily reflect the operating results or financial position that would have occurred if the Merger and the 2021 RMT Transaction had been consummated on the dates indicated, nor is it necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity.

Note 2 - Reclassification Adjustments
Certain items included in the Elkay historical consolidated financial statements have been reclassified to conform to Zurn’s financial statement presentation.
Balance Sheet Reclassifications:
The following items represent certain reclassification adjustments to conform Elkay's consolidated balance sheet to Zurn’s condensed consolidated balance sheet presentation, which have no impact on net assets and are summarized below (in millions):

Exhibit 99.3

		Six Months Ended June 30, 2022	Six Months Ended June 30, 2022
Zurn Presentation	Elkay Presentation	Zurn (Historical)	Elkay (Historical)	Reclassification Amount		Elkay (as adjusted)
ASSETS	ASSETS
Current assets:	Current assets:
Cash and cash equivalents	Cash and cash equivalents	$110.4	$23.7	$—		$23.7
Receivables, net	Trade and other receivables	188.9	95.2	—		95.2
Inventories	Inventories, net	243.4	116.4	—		116.4
Income taxes receivable	Income tax receivables and other taxes	20.1	1.3	—		1.3
Other current assets	Prepaid expenses and other current assets	25.6	7.6	—		7.6
Total current assets	Total current assets	588.4	244.2	—		244.2
Property, plant and equipment, net	Land, buildings, and equipment - net	61.6	58.4	—		58.4
Intangible assets, net	Intangibles, net	174.8	8.5	—		8.5
Goodwill	Goodwill	252.6	33.7	—		33.7
Insurance for asbestos claims		66.0		—		—
	Operating lease right-of-use assets		44.7	(44.7)	i	—
	Nonqualified plan assets		26.2	(26.2)	i	—
	Deferred tax assets		14.9	(14.9)	i	—
Other assets	Other assets	32.9	4.3	70.9	i	75.2
Total assets	Total assets	$1,176.3	$434.9	$(14.9)		$420.0
LIABILITIES AND EQUITY	LIABILITIES AND DIVISIONAL EQUITY
Current liabilities:	Current liabilities:
Current maturities of debt	Current maturities of long term debt	$5.6	$48.8	$—		$48.8
Trade payables	Accounts payable	126.1	27.1	(2.8)	iii	24.3
Compensation and benefits	Salaries and wages payable	9.2	11.0	6.4	iv	17.4
Current portion of pension and postretirement benefit obligations	Current portion of accrued pension liability	1.3	17.3	—		17.3
	Current operating lease liabilities		4.1	(4.1)	v	—
	Customer deposits and other contract liabilities		0.5	(0.5)	v	—
	Due to Affiliates		0.2	(0.2)	v	—
	Current portion of nonqualified plan liabilities		23.7	(23.7)	v	—
Other current liabilities	Accrued expenses and other current liabilities	99.0	35.1	24.9	iii, iv, vi	60.0
Total current liabilities	Total current liabilities	241.2	167.8	—		167.8
Long-term debt	Long term debt, less current maturities	531.9	—	—		—
Pension and postretirement benefit obligations		55.9		0.6	vi	0.6
Deferred income taxes		9.9		(14.9)	ii	(14.9)
Operating lease liability	Noncurrent operating lease liabilities	5.9	49.9	—		49.9
Reserve for asbestos claims		66.0		—		—
Other liabilities	Accrued pension and other liabilities	36.1	3.8	(0.6)	vi	3.2
Total liabilities	Total liabilities	946.9	221.5	(14.9)		206.6
Equity:	Divisional equity:
Stockholders' Equity:	Divisional equity:
Common Stock, $0.01 Par Value		1.3		—		—
Additional paid-in capital		1,438.3		33.2	vii	33.2
Retained (deficit) earnings		(1,135.3)		197.4	vii	197.4
	Divisional equity		230.6	(230.6)	vii	—
Accumulated other comprehensive loss	Accumulated other comprehensive loss	(74.9)	(17.2)	—		(17.2)
Total Stockholders' Equity	Total Divisional equity	229.4	213.4	—		213.4
Total Liabilities and Equity	Total liabilities and divisional equity	$1,176.3	$434.9	$(14.9)		$420.0

(i)To reclassify operating lease right-of-use assets and nonqualified plan assets to other assets.
(ii)To reclassify deferred tax assets to deferred income taxes.
(iii)To reclassify commissions payable from accounts payable to other current liabilities.

Exhibit 99.3
(iv)To reclassify certain accrued expense balances from accrued expenses and other current liabilities to compensation and benefits.
(v)To reclassify current operating lease liabilities, current portion of nonqualified plan liabilities, due to affiliates and customer deposits and other contract liabilities to other current liabilities.
(vi)To reclassify pension related balances from accrued pension and other liabilities to pension and postretirement benefit obligations.
(vii)To reclassify divisional equity to additional paid-in-capital and retained (deficit) earnings.

Statement of Operations Reclassifications:
The following items represent certain reclassification adjustments to conform Elkay's consolidated statement of operations for the six months ended June 30, 2022 to Zurn’s condensed consolidated statement of operations presentation for the six months ended June 30, 2022, which have no impact on net income and are summarized below (in millions):

		Six Months Ended June 30, 2022	Six Months Ended June 30, 2022
Zurn Presentation	Elkay Presentation	Zurn (Historical)	Elkay (Historical)	Reclassification Amount		Elkay (as adjusted)
Net sales	Net sales	$523.8	$298.7	$—		$298.7
Cost of sales	Cost of products sold	308.1	208.6	(12.0)	i	196.6
Gross profit	Gross profit	215.7	90.1	12.0		102.1
Selling, general and administrative expenses		112.3		90.2	i, ii, iii	90.2
	Selling		40.8	(40.8)	ii	—
	Administrative and general		28.7	(28.7)	ii	—
Restructuring and other similar charges	Restructuring	1.4	1.9	—		1.9
	Transaction costs		10.0	(10.0)	ii	—
Amortization of intangible assets		4.6		1.3	iii	1.3
Income from operations	Operating income	97.4	8.7	—		8.7
Non-operating (expense) income:	Non-operating (expense) income:
Interest expense, net	Interest expense	(10.0)	(1.0)	—		(1.0)
	Investment income		0.1	(0.1)	iv	—
Other (expense) income, net	Other income, net	(0.3)	1.5	0.1	iv	1.6
Income from continuing operations before income taxes	Income before income taxes	87.1	9.3	—		9.3
Provision for income taxes	Income tax expense	(21.3)	(4.7)	—		(4.7)
Net income from continuing operations		$65.8	$4.6	$—		$4.6
Income from discontinued operations, net of tax		0.8	—	—		—
Net income	Net income	$66.6	$4.6	$—		$4.6
(i)To reclassify warehouse costs from cost of products sold to selling, general and administrative expenses.
(ii)To reclassify selling, administrative and general and transaction costs to selling, general and administrative expenses.
(iii)To reclassify amortization expense from selling and administrative and general expenses to amortization of intangible assets.
(iv)To reclassify investment income to other (expense) income, net.

Exhibit 99.3
The following items represent certain reclassification adjustments to conform Elkay's consolidated statement of operations for the year ended January 1, 2022 to Zurn’s condensed consolidated statement of operations presentation for the year ended December 31, 2021, which have no impact on net income and are summarized below (in millions):

		Year Ended December 31,, 2021	Year Ended January 1, 2022
Zurn Presentation	Elkay Presentation	Zurn (Historical)	Elkay (Historical)	Reclassification Amount		Elkay (as adjusted)
Net sales	Net sales	$910.9	$566.8	$—		$566.8
Cost of sales	Cost of products sold	537.7	372.9	(21.3)	i	351.6
Gross profit	Gross profit	373.2	193.9	21.3		215.2
Selling, general and administrative expenses		239.0		163.8	i, ii, iii	163.8
	Selling		84.4	(84.4)	ii	—
	Administrative and general		59.4	(59.4)	ii	—
Restructuring and other similar charges		3.7		—		—
Amortization of intangible assets		23.5		1.3	iii	1.3
Income from operations	Operating income	107.0	50.1	—		50.1
Non-operating (expense) income:	Non-operating (expense) income:
Interest expense, net	Interest expense	(34.7)	(0.2)	—		(0.2)
Loss on the extinguishment of debt		(20.4)		—		—
Actuarial gain (loss) on pension and postretirement benefit obligations		1.2		—		—
	Investment income		7.1	(7.1)	iv	—
Other (expense) income, net	Other income (expense), net	(0.7)	1.2	7.1	iv	8.3
Income from continuing operations before income taxes	Income before income taxes	52.4	58.2	—		58.2
Provision for income taxes	Income tax expense	(2.7)	(12.0)	—		(12.0)
Net income from continuing operations		$49.7	$46.2	$—		$46.2
Income from discontinued operations, net of tax		71.2	—	—		—
Net income	Net income	$120.9	$46.2	$—		$46.2
(i)To reclassify warehouse costs from cost of products sold to selling, general and administrative expenses.
(ii)To reclassify selling and administrative and general to selling, general and administrative expenses.
(iii)To reclassify amortization expense from selling and administrative and general expenses to amortization of intangible assets.
(iv)To reclassify investment income to other (expense) income, net.

Exhibit 99.3
Note 3 - Preliminary Purchase Price Allocation
The table below summarizes the preliminary allocation of the purchase price to the assets acquired and liabilities assumed, as if the Merger had been completed on June 30, 2022. The allocation has not been finalized. The final determination of the estimated fair values, the assets’ useful lives and the amortization methods are dependent upon certain valuations and other analyses that have not yet been completed, and as previously stated could differ materially from the amounts presented in the unaudited pro forma condensed combined financial information. The final determination will be completed as soon as practicable but no later than one year after the consummation of the Merger.
The fair value of the purchase consideration expected to be transferred upon closing includes the value of the estimated equity consideration, which is based on the volume weighted average share price of Zurn Common Stock issued to the stockholders of Elkay in the period starting on the tenth consecutive full trading day prior to closing and ending on the second full trading day prior to closing. The unaudited pro forma condensed combined financial information includes estimated total consideration of approximately $1,462.9 million, including approximately $1,417.0 million of Zurn Common Stock based on Zurn's closing share price of $27.48 on July 1, 2022, and net cash payments of $45.9 million for the repayment of Elkay's debt and transaction related costs outstanding that were in excess of Elkay's cash and cash equivalents balance at the time of closing. The Merger Agreement provides for closing working capital and other adjustments, which are not reflected in the combined company unaudited proforma condensed combined financial information at June 30, 2022, and therefore the purchase price consideration may change significantly between the date of these pro forma financial statements.
The preliminary purchase price allocation is presented below (in millions):

As of June 30, 2022
Assets acquired:
Receivables, net	95.2
Inventories	138.6
Income taxes receivable	7.3
Other current assets	7.6
Property, plant and equipment, net	146.6
Intangible assets, net	860.7
Goodwill	519.2
Other assets	75.2
Total assets acquired	1,850.4
Liabilities assumed:
Trade payables	24.3
Compensation and benefits	17.4
Current portion of pension and postretirement benefit obligations	17.3
Other current liabilities	59.8
Operating lease liability	49.9
Pension and postretirement benefit obligations	0.6
Deferred income taxes	215.0
Other liabilities	3.2
Total liabilities assumed	387.5
Total estimated consideration	$1,462.9
Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the combined company following the Merger due to differences in the allocation of the purchase consideration and changes in the depreciation and amortization related to some of these assets and liabilities.

Note 4 - Merger Adjustments
Unaudited Pro Forma Condensed Combined Balance Sheet
A.Reflects the adjustment to cash and cash equivalents for the repayment of Elkay's outstanding debt balance of $48.8 million and the cash payment of $20.8 million of Elkay's outstanding transaction related costs.

Exhibit 99.3
B.Reflects the $22.2 million adjustment to inventories for the estimated step-up in the fair value of inventory acquired, valued using a comparative sales method. The calculated value is preliminary and and subject to change and could vary materially from the final purchase price allocation.
C.Reflects the $6.0 million adjustment to income taxes receivable associated with the estimated income tax benefits associated with the recognition of Elkay transaction costs that are not reflected in the historical financial statements and the $226.6 million adjustment to deferred income taxes for the estimated income tax impacts of the pro forma adjustments calculated using a blended statutory income tax rate of 24%. The adjustment to deferred income taxes is preliminary and subject to change based on the final determination of the fair values of assets acquired and liabilities assumed.
D.Reflects the $88.2 million adjustment to property, plant and equipment, net for the estimated step-up in the fair value of property, plant and equipment acquired, which consists of the following (in millions):

	As of June 30, 2022
	Fair Value	Remaining Average Useful Life (in years)
Land and improvements	$7.3	N/A
Buildings and improvements	39.1	15
Machinery and equipment	100.2	9
Fair value of property, plant and equipment acquired	146.6

Less: Elkay historical net property, plant and equipment	(58.4)
Net adjustment to property, plant and equipment	$88.2
E.Reflects the $852.2 million adjustment to intangible assets, net for the estimated fair value of intangible assets acquired, which consists of the following (in millions):

	As of June 30, 2022
	Fair Value	Estimated Useful Life (in years)
Trade name	$168.7	15-20
Customer relationships	691.8	16
Favorable leases	0.2	5
Fair value of intangible assets acquired	860.7

Less: Elkay historical intangible assets, net	(8.5)
Net adjustment to intangible assets, net	$852.2
The fair value estimates of the identifiable intangible assets are preliminary and are based upon assumptions that market participants would use in pricing an asset. The fair value of customer relationships was valued using a multi-period excess earnings method, a form of the income approach, which incorporates the estimated future cash flows to be generated from Elkay's existing customer base. The Elkay trade name was valued using the relief from royalty method, which considers both the market approach and the income approach. The calculated value is preliminary and subject to change and could vary materially from the final purchase allocation.
F.Reflects the $485.5 million adjustment to goodwill resulting from the Merger.
G.Reflects the accrual of $33.6 million for estimated Zurn Merger-related costs expected to be incurred by Zurn that were not reflected in the historical financial statements offset by the payment of $0.2 million of Elkay's transaction related costs accrued within the historical Elkay financial statements that were paid by Zurn.

Exhibit 99.3
H.Reflects the net adjustments to stockholders' equity, which consist of the following (in millions):

	As of June 30, 2022
	Common Stock	Additional Paid-in-Capital	Retained Deficit	Accumulated Other Comprehensive Loss
Elkay historical equity (i)	$—	$(33.2)	$(197.4)	$17.2
Zurn Merger-related costs (ii)	—	—	(30.3)	—
Issuance of Zurn Common Stock (iii)	0.5	1,416.5	—	—
Net adjustment to stockholders' equity	$0.5	$1,383.3	$(227.7)	$17.2
i.Reflects the elimination of Elkay's equity as of June 30, 2022.
ii.Reflects the Zurn Merger-related costs, net of a $3.3 million tax benefit, expected to be incurred by Zurn in connection with the Merger closing.
iii.Reflects the shares of Zurn Common Stock issued as purchase consideration in the Merger.

Unaudited Pro Forma Condensed Combined Statements of Operations

I.Reflects the adjustment to cost of sales of $22.2 million for the year ended December 31, 2021 resulting from the amortization of the estimated step-up in fair value of Elkay's inventory. This adjustment will not affect the combined statement of operations beyond twelve months after the acquisition date.
J.Reflects the adjustment to cost of sales and selling, general and administrative expenses of $3.9 million and $1.3 million, respectively, for the six months ended June 30, 2022 and $9.2 million and $3.4 million, respectively, for the year ended December 31, 2021 for the incremental depreciation expense, calculated on a straight-line basis, resulting from the step-up in fair value of Elkay's property, plant and equipment, net. The calculated value is preliminary and subject to change and could vary significantly upon completion of the purchase price allocation.
K.Adjustment to selling, general and administrative expenses for the year ended December 31, 2021 of $33.6 million for estimated Merger-related costs expected to be incurred by Zurn and $29.6 million for estimated Merger-related costs expected to be incurred by Elkay that are not reflected in the historical financial statements, which consist of professional, legal and other Merger-related fees. In addition, adjustment for the year ended December 31, 2021 also includes $10.0 million of Merger-related costs which were recognized by Elkay during the six months ended June 30, 2022. These expenses are removed from the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 as these costs will not affect the combined statement of operations beyond twelve months after the acquisition date.
L.Reflects the adjustment to amortization of intangible assets of $24.6 million for the six months ended June 30, 2022 and $50.4 million for the year ended December 31, 2021 for the incremental amortization of intangible assets, calculated on a straight-line basis, resulting from the step-up in fair value of Elkay's intangible assets, net. The calculated value is preliminary and subject to change and could vary significantly upon completion of the purchase price allocation.
M.Adjustment to (provision) benefit for income taxes for the six months ended June 30, 2022 of $7.2 million reflects the estimated income tax impacts of the pro forma adjustments calculated using a blended statutory income tax rate of 24%. Adjustment to (provision) benefit for income taxes for the year ended December 31, 2021 of $29.7 million estimated income tax impacts of the pro forma adjustments calculated using a blended statutory income tax rate of 24% as well as the $1.1 million estimated reduction to the valuation allowance relating to certain state net operating loss carryforwards as a result of the combined income of Zurn and Elkay and the associated change in apportionment allocation. The total effective income tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors.
N.Reflects the adjustment to the basic and diluted weighted-average number of common shares outstanding in connection with the number of shares of Zurn Common Stock issued as purchase consideration in the Merger for the six months ended June 30, 2022 and the year ended December 31, 2021. The effect of dilutive equity awards was excluded from the weighted average diluted shares outstanding for the year ended December 31, 2021 due to its anti-dilutive effect resulting from the net loss reflected in the pro forma condensed combined statement of operations.